STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 10:00 A.M.   07/10/2001
010331327 - 2965949

                   STATE of DELAWARE CERTIFICATE of AMENDMENT
                         of CERTIFICATE of INCORPORATION

          o First:  That at a meeting of the Board of Directors of ArchivalCD,
          Inc., a Delaware Corporation held on July 10, 2001, resolutions were duly adopted setting forth a proposed amendment of the Certificate of
          Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.
          The resolution setting forth the proposed amendment is as follows:
          Resolved that the Certificate of Incorporation of the corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows:

               "The corporation shall have authority to issue one hundred million (100,000,000) shares of common stock with a par value of
               $.0001 per share. The corporation shall have the authority to issue ten million (10,000,000) shares of preferred stock with a par value of $.0001 per share."

          o Second:  That thereafter, pursuant to resolution of its Board of
          Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
          o Third:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the general Corporation Law of the State of Delaware.
          o Fourth:  That the capital of said corporation shall not be reduced under or by reason of said amendment.

          BY: /s/Daniel J. Hay
                Daniel J. Hay, President                    Dated July 10, 2001